Exhibit 99.1

News Release

Nextel Partners, Inc.
4500 Carillon Point
Kirkland, WA 98033
(425) 576-3600
Contacts:
Investors: Alice Kang Ryder (425) 576-3696
Media: Susan Johnston (425) 576-3617

Nextel Partners, Inc. Announces Cash Tender Offer and
Consent Solicitation for its 11% Senior Notes due 2010

KIRKLAND, Wash. –  April 28, 2004 - Nextel Partners, Inc. (NASDAQ: NXTP) announced today that it has commenced a cash tender offer and consent solicitation for any and all of its outstanding 11% Senior Notes due 2010 (the “Notes”) (CUSIP Nos. 65333FAF4 and 65333FAH0).

The tender offer and consent solicitation is made upon the terms and conditions in the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent, each dated April 28, 2004.  The tender offer will expire at 12:00 midnight (EDT) on May 25, 2004, unless extended or terminated (the “Expiration Date”).  The consent solicitation will expire at 5:00 p.m. (EDT) on May 11, 2004, unless extended (the “Consent Date”).  The consent settlement date is expected to be May 14, 2004 and the final settlement date is expected to be May 26, 2004.  Notes tendered before the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter.  Notes tendered after the Consent Date may not be withdrawn.

Under the terms of the tender offer for the Notes, the consideration for each $1,000 principal amount of Notes tendered will be determined on the second business day before the consent settlement date.  The tender offer consideration will be calculated by taking (i) the present value, as of the applicable settlement date, of (A) $1,055.00, which is the redemption price applicable to the Notes on March 15, 2005, the first date on which the Notes may be redeemed, and (B) the interest that would accrue on the Notes so tendered from and including the applicable settlement date up to, but not including, the earliest redemption date, in each case determined on the basis of a yield to such date equal to the sum of (x) the yield to maturity on the 1 5/8% U.S. Treasury Note due March 31, 2005, plus (y) 62.5 basis points, plus (ii) accrued and unpaid interest, if any, up to, but not including, the applicable settlement date, minus (iii) the consent payment described below of $35.00 per $1,000 principal amount of the Notes. In conjunction with the tender offer, Nextel Partners is also soliciting the consent of holders of the Notes to eliminate substantially all of the restrictive covenants and certain events of default under the indentures for the Notes, and to make certain other amendments to such indentures.  Holders cannot deliver a consent without tendering their Notes.

Nextel Partners will pay a consent payment of $35.00 per $1,000 principal amount of Notes validly tendered on or prior to the Consent Date.  Holders who tender their Notes in the tender offer prior to the Consent Date are obligated to deliver a consent.  Holders who tender their Notes after the Consent Date will not receive the consent payment.

Nextel Partners intends to finance the tender offer with the proceeds from an incremental term loan and an offering of senior notes pursuant to Rule 144A and Regulation S under the Securities Act of 1933, together with other available funds.  The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States, absent registration or an applicable exemption from such registration requirements.

The closing of the tender offer is subject to certain conditions, including (i) receipt by Nextel Partners of Notes validly tendered of not less than a majority of the aggregate principal amount of outstanding Notes, (ii)

execution by Nextel Partners of supplemental indentures implementing the proposed amendments following receipt of the requisite consents and (iii) Nextel Partners having obtained funds sufficient to pay the consideration, costs and expenses for the tender offer.

Nextel Partners has retained Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. to serve as Dealer Managers and Solicitation Agents for the tender offer.  Requests for documents may be directed to D.F. King & Co., Inc., the Information Agent, by telephone at (800) 487-4870 (toll-free) or in writing, at 48 Wall Street, New York, New York 10005.  Questions regarding the tender offer may be directed to Morgan Stanley at (800) 624-1808 (toll free) or (212) 761-1941, or in writing at 1585 Broadway, Second Floor, New York, NY 10036, or JPMorgan at (212) 270-9769, or in writing at 270 Park Avenue, New York, NY 10017.

Nextel Partners, Inc., (NASDAQ:  NXTP), based in Kirkland, Wash., has the exclusive right to provide digital wireless communications services using the Nextel brand name in mid-sized and rural markets in 31 states where approximately 53 million people reside.  Nextel Partners offers its customers the same fully integrated, digital wireless communications services available from Nextel Communications (Nextel) including Nationwide Direct Connect®, cellular voice, cellular wireless Internet access and short messaging, all in a single wireless phone.  Nextel Partners customers can seamlessly access these services anywhere on Nextel’s or Nextel Partners’ all-digital wireless network, which currently covers 294 of the top 300 U.S. markets.  To learn more about Nextel Partners, visit www.nextelpartners.com.  To learn more about Nextel’s services, visit www.nextel.com.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes.  The offer is being made only in reference to the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent dated April 28, 2004.

A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments.  The words “believe,” “expect,” “intend,” “estimate,” “assume” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not forward-looking.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel Partners’ actual future experience involving any one or more of such matters and subject areas. Nextel Partners has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from Nextel Partners’ current expectations regarding the relevant matter or subject area.  Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, competitive conditions, customer acceptance of our services, the completion of our network build-out, access to sufficient capital to meet operating and financing needs and those additional factors that are described from time to time in Nextel Partners’ reports filed with the SEC, including Nextel Partners’ annual report on Form 10-K for the year ended December 31, 2003 and its quarterly filings on Form 10-Q.  This press release speaks only as of its date, and Nextel Partners disclaims any duty to update the information herein.